Exhibit 10.18

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

Mosaic Biosciences, Inc.

Amended and Restated Collaboration Agreement

This Amended and Restated Collaboration Agreement (“Agreement”) is entered into as of this 18th day of December 2019 (“Amendment No. 2 Effective Date”), by and between Mosaic Biosciences, Inc., a Delaware corporation, with its principal place of business located at 3415 Colorado Ave., Boulder, CO 80303 (“Mosaic”), and Catalyst Biosciences, Inc., a Delaware corporation, with its principal place of business located at 611 Gateway Blvd. Suite 710, South San Francisco, CA 94080 USA (“Catalyst”).  Mosaic and Catalyst may be referred to individually herein as a “Party” and collectively as the “Parties”.

Whereas, the Parties entered into that certain Collaboration Agreement, dated as of October 10, 2017 (the “Effective Date”), to identify novel products as set forth in that Collaboration Agreement (the “Original Agreement”);

Whereas, the Parties entered into that certain Amendment to the Collaboration Agreement, dated as of December 21, 2018 (the “First Amendment”);

Whereas, the Parties desire to amend and restate the Original Agreement in its entirety, together with the First Amendment; and

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1.Definitions

1.1“Affiliate” means shall mean, in the case of Catalyst or Mosaic (as the case may be) any entity which controls, is controlled by or is under common control with Mosaic or Catalyst.  For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).

1.2“Approval” shall mean all approvals, registrations or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of a Product in a regulatory jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for the Product to be reimbursed by national health insurance, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained; provided, that Approval shall be deemed to have occurred in such country where government approval of pricing has not been obtained if, at any time, the Party undertakes a full commercial launch of such Product in the country without obtaining pricing approval.

1.3“BLA” means a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States or a comparable filing in any other jurisdiction (i.e., an application submitted to a Regulatory Authority that must be made prior to importing, marketing and selling a biological product).

1.4[***]

1.5“Change of Control” means, with respect to either Party, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect parent corporation to a third party, (b) the acquisition by a third party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any such person’s “affiliates” or “associates,” as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by such party or any of its Affiliates, of more than 50% of the outstanding shares of voting capital stock of such party or its direct or indirect parent corporation, or (c) the merger or consolidation of such party or its direct or indirect parent corporation with or into another corporation, other than, in the case of this clause (c), an acquisition or a merger or consolidation of such party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of such party or its direct or indirect parent corporation, as the case may be, immediately prior to the acquisition, merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring third party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation.

1.6“Cumulative Net Sales” means the cumulative total Net Sales of the respective Product in the Territory by Catalyst or its Affiliates over the entire Royalty Term, but not including any sales of the respective Product by any Sublicensee.

1.7“Distributor” shall mean a third party, other than a Sublicensee, to which Catalyst or an Affiliate of Catalyst has granted the right to market, promote, advertise, detail, sell or distribute Products in the Territory.

1.8 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.9“Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which Approval is required.

1.10“Intellectual Property” is defined in Section 8.1 hereof.

1.11“EU Major Market” means Germany, France, Spain, Italy and the UK.

1.12“Materials” is defined in Section 6.4 hereof.

1.13“Mosaic Intellectual Property” means: (i) all patents and all reissues, renewals, re-examinations, and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim or otherwise cover the composition, formulation, manufacture, sale or use of a Product(s), that are owned or acquired by Mosaic or its Affiliates, or that cover inventions made by or under authority of Mosaic or its Affiliates,

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prior to or during the term of this Agreement; and all material confidential information and tangible materials related to the development, formulation, manufacture, sale or use of a Product, including, but not limited to: pharmaceutical, chemical, biological and biochemical compositions; and technical data and information; available descriptions, if any, of assays, methods and processes; the results of tests, including without limitation screening results, SAR data, optimization data, in vitro and in vivo data; preclinical, clinical and research, manufacturing processes and procedures; analytical and quality control data; and plans, specifications and/or other documents containing said information and data; in each case which are owned or acquired by Mosaic prior to the Effective Date or discovered, developed or acquired by or under authority of Mosaic or its Affiliates during the term of this Agreement.

1.14“Net Sales” means [***].

1.15“Phase 1 Clinical Trial” shall mean human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients (for example, as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States).

1.16“Phase 2 Clinical Trial” means a human clinical trial for which the primary endpoints include a determination of dose ranges and a preliminary determination of efficacy in patients being studied (for example, as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States).

1.17“Phase 3 Clinical Trial” means a pivotal human clinical trial, which is sufficiently powered and designed to establish safety and efficacy of one or more particular doses in patients being studied and to provide the statistical basis for Approval for the respective drug (for example, as described in 21 C.F.R. § 312.21, or similar clinical study in a country other than the United States).

1.18“Product” means any product targeting C3 that incorporates the Materials for use in ophthalmologic indications (a “C3 Product”) [***].

1.19“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), or other governmental entity in any jurisdiction of the world involved in the granting of Approval for pharmaceutical products.

1.20“Research” is defined in Section 2.6 hereof.

1.21“Research Plan” means the plan for the Research to be conducted by the Parties as described in Article 2 of this Agreement.

1.22“Royalty Term” means, with respect to a particular Product in a country, the period commencing on the Effective Date and continuing until the later of (a) expiration or abandonment of the last Valid Claim among the Collaboration IP and/or Mosaic Intellectual Property covering such Product in the particular country (on a Product-by-Product and country-by-country basis), or (b) [***] after the first commercial sale of any Product in the Territory.

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1.23“Sublicense Income” shall mean amounts received [***].

1.24“Sublicensee” means a non-Affiliate third party to whom Catalyst has granted (i) the right to distribute a Product made in accordance with this Agreement, provided that such third party has primary responsibility for the marketing and promotion of such Product in its distribution territory and has the right to record sales of such Product for its account or (ii) the right to make and sell a Product, with respect to Products made and sold by such third party, within the scope of the license hereunder. For clarity, Sublicensee shall exclude any Distributor, wholesaler or reseller of Product which are not primarily responsible for marketing or promotion of the Product.  In addition, Catalyst and Mosaic shall not be deemed Sublicensees of the other, nor shall either Party be deemed to be acting “under authority” of the other Party.

1.25“Territory” means any country or territory in the world in which Catalyst or its Affiliates are commercializing a Product, either directly or through a Distributor.

1.26“Third Party IP” is defined in Section 10.5 hereof.

1.27“Valid Claim” means a claim of an issued and unexpired patent within the patents covering a Product in a specific country, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by a court or other appropriate body of competent jurisdiction from which no appeal can be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

2.Performance of Research

2.1General.  Mosaic agrees to provide to Catalyst the services requested by Catalyst, at Catalyst’s discretion from time to time, and agreed to by Mosaic (the “Services”).  The specific services shall be detailed from time to time in one or more work plans to be signed by the Parties and attached hereto as consecutively numbered Exhibits (e.g., 2.1.1, 2.1.2 etc.).  The initial draft scope of Services is attached hereto as Exhibit A, and the work plans will be consistent with the draft scope of Services set forth on Exhibit A.  Each work plan shall include a description of the specific Services to be provided, the budget for such services, and the anticipated timeline.

2.2Performance of the Services.  Mosaic shall use all commercially reasonable efforts to render the Services in a timely and professional manner consistent with industry standards, by the completion dates agreed upon by the Parties and in accordance with this Agreement, and to provide timely delivery of any deliverables.  Subject to the foregoing, the manner and means by which Mosaic chooses to complete the Services are in Mosaic’s sole discretion and control.  In performing the Services, Mosaic agrees to provide its own personnel, equipment, tools and other materials at its own expense, except for External Costs as described in an applicable work plan and except for any Catalyst Materials. Mosaic may not subcontract or otherwise delegate its obligations under this Agreement without Catalyst’s prior written consent.  References to “Research” or the “Research Plan” in the Agreement shall refer to the Services and applicable work plans, respectively, following the Amendment No. 2 Effective Date.

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2.3No Conflict of Interest.  Mosaic agrees, during the term of this Agreement, not to accept work or enter into any agreement or accept any obligation that conflict(s) with Mosaic’s obligations under this Agreement or the scope of Services rendered for Catalyst.  Mosaic represents and warrants that, to the best of its knowledge, there is no other existing agreement or duty on Mosaic’s part inconsistent with this Agreement.

3.Intentionally Omitted

4.Compensation.  In consideration of the Services, Mosaic shall be paid on a fee-for-service basis for all Services performed under this Agreement as set forth in each applicable work plan.  All reasonable out-of-pocket expenses will be reimbursed to Mosaic by Catalyst.  Out-of-pocket expenses will be invoiced on a pass-through basis.  Documentation for out-of-pocket expenses will be provided via expense reports.  All undisputed invoices shall be payable within [***] of receipt by Catalyst.  Should Catalyst disagree with the accuracy of an invoice, Catalyst shall notify Mosaic of such inaccuracy within [***] of receipt of the applicable invoice.  Catalyst agrees to pay for any invoice items not in dispute.  Catalyst reserves the right to withhold payment of the invoice items in dispute until the dispute is resolved by the Parties.

5.Records; Inspection

5.1General.  Each Party and its Affiliates shall keep complete, true and accurate books of accounts and records for the purpose of determining payments due pursuant to this Agreement.  Such books and records shall be kept for at least [***] years following the end of the calendar quarter to which they pertain.  Such records will be open, for such [***] year period, for inspection at the principal place of business of such Party or its Affiliates, as the case may be, (“Audited Party”) during such [***] year period by an independent auditor chosen by the other Party (“Auditing Party”) and reasonably acceptable to the Audited Party for the purpose of verifying the amounts payable by Audited Party hereunder.  All such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection.

6.Proprietary Information; Materials

6.1Proprietary Information.  Each of Catalyst and Mosaic understands that the Research may involve access by the other Party to confidential, proprietary or trade secret information or materials of Catalyst or Mosaic, as applicable (each a “Disclosing Party”) (or their respective affiliates, licensors, suppliers, vendors, clients, customers or any other third party to whom the Disclosing Party owes a duty of confidentiality), in whatever form, tangible or intangible, whether disclosed or provided to the other Party before or after the execution of this Agreement (collectively, “Proprietary Information”). Proprietary Information further includes, without limitation, any trade secrets and know-how, and any: information, ideas or materials of a technical or creative nature, such as inventions, improvements, discoveries, developments, techniques, processes, research and development plans and results, reports, drawings, designs, specifications, works of authorship, data, formulas, files, patent applications, and other materials and concepts relating to Catalyst’s or Mosaic’s respective business, services, processes or technology.

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6.2Restrictions on Use and Disclosure.  Each of Catalyst and Mosaic agrees that, during the term of this Agreement and thereafter, it shall (a) hold Proprietary Information of the other Party in trust and confidence; (b) not use Proprietary Information of the other Party in any manner or for any purpose not expressly set forth in this Agreement; (c) not reproduce such Proprietary Information of the other Party except to the extent reasonably required to fulfill its obligations hereunder; and (d) not disclose, deliver, provide, disseminate or otherwise make available to any third party, directly or indirectly, any Proprietary Information of the other Party without first obtaining such Party’s express written consent. Each Party may disclose Proprietary Information of the other Party only to employees and agents who have a need to know such Proprietary Information, and who are each obligated by a written agreement to comply with confidentiality provisions no less restrictive than those set forth in this Agreement.  Each Party shall take at least the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Proprietary Information of the other Party.

6.3Exclusions.  The foregoing obligations in Section 6.2 shall not apply to any Proprietary Information (a) is or has become generally known or available other than by any act or omission of the non-Disclosing Party; (b) was rightfully known by the non-Disclosing Party prior to the time of first disclosure to the Disclosing Party; (c) is independently developed by the non-Disclosing Party without the use of Proprietary Information of the Disclosing Party; or (d) is rightfully obtained without restriction from a third party who has the right to make such disclosure and without breach of any duty of confidentiality to the Disclosing Party. In addition, either Party may use or disclose Proprietary Information of the other Party to the extent (i) approved in advance in writing by the Disclosing Party or (ii) if legally compelled to disclose such Proprietary Information, provided that non-Disclosing Party shall use reasonable efforts to give advance notice of such compelled disclosure to the Disclosing Party, and shall cooperate with the Disclosing Party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

6.4Materials.

(a)Catalyst is willing to transfer to Mosaic, and Mosaic is willing to receive, the materials specified on Exhibit B hereto (“Materials”), for the sole purpose of conducting the Research at the facilities of Mosaic.  Materials include the original biological and/or other materials transferred to Mosaic, as well as any derivatives, formulations, conjugates, progeny, or improvements developed by Mosaic therefrom, and any combination of the foregoing with other substances.  All Materials shall be deemed the Proprietary Information of Catalyst.

(b)Limitation of Use.  The Materials will be used only for the performance of the Research, solely by Mosaic in Mosaic’s laboratory or other locations set forth in the Research Plan under suitable containment conditions.  The Materials shall not be used for any other purposes.  Mosaic shall not use, or authorize use of, the Materials on or in humans for any purpose under any circumstances.

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(c)Control of Materials.  Mosaic agrees to retain control over the Materials and not to transfer the Materials to any person or entity other than Catalyst without the prior written approval of Catalyst.  Catalyst reserves the right to distribute similar Materials to others and to use such Materials for its own purposes.  Mosaic agrees to return all Materials and products or materials derived from such Material to Catalyst on completion of the Research Plan or at any earlier time that Catalyst may request.

(d)Warranty.  Catalyst represents and warrants to Mosaic that, to the best of its knowledge, the use of the Materials by Mosaic, as contemplated in the Research Plan, will not infringe the Intellectual Property rights of any third party The Materials are being made available in order to further research concerning it.  EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 7.4(d), (a) THE MATERIALS ARE BEING SUPPLIED TO MOSAIC “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND CATALYST EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, and (b) Catalyst disclaims all representations that use of the Materials by Mosaic will not infringe any patent or other proprietary right of any third party.

7.License

7.1Mosaic hereby grants to Catalyst an exclusive, worldwide, sublicensable, license under any Mosaic Platform Improvements and Mosaic Intellectual Property to the extent necessary to make, have made, use, offer for sale, sell, import, export, research, develop, or otherwise exploit any Products.

7.2During the term of the Research Plan, Catalyst hereby grants to Mosaic a non-exclusive, worldwide, non-sublicensable, license under any Catalyst Intellectual Property to the extent necessary to conduct the Research contemplated hereunder.

7.3[***]

8.Intellectual Property.  Ownership and prosecution of all Intellectual Property that was first conceived prior to the Amendment No. 2 Effective Date shall be governed by Section 8.1 through Section 8.4 of the Original Agreement, which is hereby incorporated by reference.  Ownership, prosecution and enforcement of any Intellectual Property that is first conceived on or after the Amendment No. 2 Effective Date shall be governed by the provisions below.

8.1Independent IP.  Each Party shall retain and own all right, title and interest in and to all data, results, information, patent rights, know-how, or other intellectual property rights (“Intellectual Property”) controlled by such Party or its Affiliates as of the Amendment No. 2 Effective Date or acquired, in-licensed or generated, invented or discovered by such Party or its Affiliates outside the performance of the Services and without use of the other Party’s Proprietary Information.

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8.2IP Developed under the Research.  All Intellectual Property generated, invented or discovered in the performance of the Services by or on behalf of Mosaic or the Parties jointly shall be owned as follows:

(a)Any Intellectual Property acquired, in-licensed or generated, invented or discovered by Mosaic or its Affiliates in the performance of the Services that is related to Mosaic’s platform technology consisting of Mosaic’s proprietary thiol-ene click chemistry and modular polymer technology, excluding any materials which incorporate, modify, or improve Collaboration IP or Catalyst Materials (“Mosaic Platform Improvements”) shall be owned by Mosaic.  Mosaic will not use any Mosaic Platform Improvements in connection with the Services without Catalyst’s prior written consent.

(b)Any Intellectual Property acquired, in-licensed or generated, invented or discovered by a Party or its Affiliates in the performance of the Services other than Mosaic Platform Improvements (“Catalyst IP”) shall be owned by Catalyst.

(c)During the term of the Agreement, Mosaic agrees not to conduct research or development activities specifically directed toward [***] or any derivatives thereof either alone or with third parties, other than the Research conducted under this Agreement or in connection with licenses to [***] granted to Mosaic under [***], provided, however, that such restriction will only apply to or be binding to Mosaic prior to a Mosaic Change of Control.

8.3Assignments.  Each Party hereby assigns and transfers to the other Party all of its right, title and interest in and to such Intellectual Property as is necessary to give effect to Section 8.2 and agrees to take, and to cause its employees, agents, investigators, consultants, advisors, collaborators and independent contractors to take, all further acts reasonably required to evidence such assignment and transfer.

8.4Patent Prosecution.

(a)Each Party shall have the sole right and discretion, at its expense, to prepare, file, prosecute, and maintain (“Prosecution”) any patent applications and patents constituting, in the case of Mosaic, Mosaic Platform Improvements, and, in the case of Catalyst, Catalyst IP.  Each Party shall keep the other Party informed as to such Prosecution of such patent rights, including providing such other Party drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing such other Party copies of any correspondence with or notices from the patent offices.  Mosaic shall duly consider and follow any reasonable comments provided by Catalyst with respect to Prosecution of the Mosaic Platform Improvements pertaining to Products.

(b)In the event Mosaic does not desire to undertake or continue the filing, prosecution or maintenance (“Prosecution”) of any item of Mosaic Platform Improvements, Mosaic shall notify Catalyst at least [***] prior to any required action (or such shorter period as is reasonably practicable for non-extendable deadlines).  In such event, Catalyst shall have the right, but not the obligation, to control the Prosecution of such item of Mosaic Platform Improvements, and Mosaic shall cooperate with Catalyst with respect thereto.  Catalyst shall keep Mosaic reasonably informed of such Prosecution as requested by Mosaic.  It is understood that, in the event Catalyst takes

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over Prosecution of any Mosaic Platform Improvements in accordance with this Section 8.5(b), Catalyst shall have complete discretion with respect to any decisions regarding such Prosecution, and shall not owe any duties, express or implied, to Mosaic with respect to such decisions.

8.5Enforcement.  If Catalyst or Mosaic reasonably believes that any Mosaic Platform Improvements or Catalyst IP is infringed or misappropriated in the Territory by a third party with respect to a product that competes with a Product, or is subject to a declaratory judgment action arising from such infringement in the Territory (collectively, “Infringements”), Mosaic or Catalyst (respectively) shall promptly notify the other Party.  Catalyst shall have the sole right (but not the obligation) to enforce the Catalyst IP in the Territory with respect to any Infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 8.6, an “Enforcement Action”).  Mosaic shall reasonably cooperate with Catalyst initiating the Enforcement Action (including joining as a party plaintiff to the extent necessary and requested by Catalyst). Unless otherwise agreed, all amounts recovered in the Enforcement Action, after reimbursing the Parties for its costs and expenses incurred in such Enforcement Action, shall be treated as Sublicense Income.

9.Representations and Warranties

9.1Mosaic Representations and Warranties.  Mosaic represents, warrants and covenants that:  (a) Mosaic has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Mosaic’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Mosaic to any third party to keep any information or materials in confidence or in trust; , and (c) any persons involved in the development of Research services have executed (or prior to any such involvement, shall execute) a written agreement with Mosaic in which such persons (i) assign to Mosaic all right, title and interest in and to the Collaboration IP in order that Mosaic may fully grant the rights to Catalyst as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations no less restrictive than those set forth in this Agreement; (e) Mosaic has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained.

9.2Catalyst Representations and Warranties.  Catalyst represents, warrants and covenants that: (a) Catalyst has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; and (b) Catalyst’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Catalyst to any third party to keep any information or materials in confidence or in trust.

9.3Mutual Disclaimers.  Except as otherwise expressly set forth herein each Party hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by such Party to the other Party hereunder, including, without limitation, any warranties with respect to any specifications for or infringement of any third party rights by the deliverables required or Intellectual Property licensed hereunder.

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10.Royalties and Milestones

10.1Development Milestones.  Catalyst agrees to pay Mosaic upon the occurrence of each of the following milestones [***] achieved by Catalyst or its Affiliates (but not, for clarity, by any Sublicensees) with respect to each Product, on a Product-by-Product and Indication-by-Indication basis, in accordance with this Section 10.1, provided, that at the time any such development milestone is achieved, that Catalyst is responsible for the development or regulatory activity with respect to such Product triggering such milestone. [***].

For Products:

DEVELOPMENT MILESTONES FOR PRODUCTS	PAYMENT Indication 1	PAYMENT Indication 2	PAYMENT Indication 3
[***]	[***]	[***]	[***]

[***]

DEVELOPMENT MILESTONES FOR [***]	PAYMENT Indication 1	PAYMENT Indication 2	PAYMENT Indication 3
[***]	[***]	[***]	[***]

If (i) Catalyst has entered into a Sublicense with respect to a Product, and been paid a development milestone by its Sublicensee which was shared with Mosaic as Sublicense Income and (ii) Catalyst later achieves a Development Milestone corresponding to the one achieved by its Sublicensee, then the Development Milestone payment set forth above for any such Development Milestone shall be reduced by an amount equal to the share of Sublicense Income paid by Catalyst to Mosaic with respect to the development milestone achieved by the Sublicensee, but in no event will such reduction result in any obligation of Mosaic to pay Catalyst any amount by which its share of Sublicense Income exceeds the applicable Development Milestone.

10.2Commercial Milestones.

(a)If Catalyst or its Affiliates commercialize a Product, Catalyst agrees to pay a set of commercialization milestones with respect to each such Product, on a Product-by-Product basis, based on the Cumulative Net Sales thereof, as follows:

COMMERCIALIZATION MILESTONES	PAYMENT
[***]	[***]

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10.3Royalties.  In consideration of Mosaic’s contributions to the Research and the licenses granted to Catalyst hereunder, beginning with the first commercial sale of Products in a country of the Territory by Catalyst, its Affiliates or Sublicensees, Catalyst shall pay Mosaic a running royalty of: [***].

10.4Sublicense Revenue Sharing.  In consideration of Mosaic’s contributions to the Research and the licenses granted to Catalyst hereunder, Catalyst shall pay Mosaic a share of Sublicense Income of [***] of Catalyst’s Sublicense Income, paid in accordance with Article 11 below.

10.5Third Party Royalty Sharing.

(a)In the event Catalyst, its Affiliates or Sublicensees pays royalties on their sales of Products in the Territory, which are in consideration for patent rights, trade secrets or other intellectual property or technology obtained from a non-Affiliate third party, or in the event Catalyst is required to reimburse Mosaic for royalties owed by Mosaic to a non-Affiliate third party for such patent rights, trade secrets, or other intellectual property or technology pursuant to Section 10.5(b), in each case that are necessary for the development, manufacture or commercialization of a Product (“Third Party IP”), Catalyst will be entitled to deduct [***] of any royalties paid by Catalyst in any calendar quarter for such Third Party IP, provided that in no case will the royalties or share of Sublicense Income, as applicable, payable by Catalyst to Mosaic be reduced by [***] of the amounts otherwise owed to Mosaic hereunder during such calendar quarter.

(b)Each Party shall promptly notify the other Party of any applicable Third Party IP and the method of calculating royalties owed thereunder to the respective third party.  Mosaic agrees not to incorporate into any Product being developed under this Agreement any Third Party IP, which Mosaic has in-licensed or of which Mosaic is otherwise aware, without Catalyst’s prior written approval.  If after the Effective Date, Mosaic acquires from a third party any Third Party IP within the Mosaic Intellectual Property that is subject to a royalty to such third party which Catalyst would be required to reimburse under this Section 11.5(b), then Mosaic shall promptly notify Catalyst, specifying the applicable royalty rate and the method of calculation.  Catalyst may elect upon written notice at any time to exclude such Third Party IP from the Mosaic Intellectual Property, and upon such notice, Catalyst shall thereafter not be licensed under Section 8.1 with respect to such Third Party IP (“Excluded Third Party IP”) and shall not be obligated to share in the payment of royalties therefor under this Section 11.5. If Catalyst does not elect to exclude such Third Party IP from the Mosaic Intellectual Property, then Catalyst shall reimburse Mosaic for any royalties owed for such Third Party IP, subject to Catalyst’s right to deduct a portion of those royalties from amounts owed to Mosaic pursuant to Section 10.5(a) hereof.  The Parties shall discuss from time to time at the JSC whether any Third Party IP is necessary or desirable to obtain with respect to the Products.

10.6[***]

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11.Payments; Books and Records

11.1Quarterly Royalty Reports.  Commencing on the first commercial sale of Products in the Territory, Catalyst shall make quarterly reports to Mosaic within thirty [***] after the end of each calendar quarter, which reports shall include, in reasonable detail, (a) a calculation of any Net Sales in such quarter and an itemization of any deductions or adjustments applicable to such Net Sales by the categories set forth in Section 1.15; and (b) any Sublicense Income received by Catalyst during such quarter.  Concurrently with making such report, Mosaic shall remit payment to Catalyst for any royalty due under Article 10 above.

11.2Payment Method.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the payee.  All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars.  Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate per annum quoted by the Bank of America, or its successor, on the first business day after such payment is due, plus an additional [***], calculated on the number of days such payment is delinquent.  This Section 11.2 shall in no way limit any other remedies available to either Party.

11.3Currency Conversion.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the buying rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported by Bank of America, or its successor, for the last business day of the calendar quarter to which such payment pertains.

11.4Taxes.  Each Party shall bear and, except as otherwise expressly provided in this Section 11.4, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed on that Party as a result of the existence or operation of this Agreement.  If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within [***] following that payment.  Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Law (or exemption from such withholding tax payments, as applicable).

12.Termination

12.1Term.  This Agreement shall commence on the Effective Date and continue until the earlier of (a) expiration of all payment obligations under this Agreement, or (b) termination by either Party in accordance with this Article 12.  This Agreement may be renewed by mutual written agreement of the Parties.  Upon expiration of this Agreement, the license granted to Catalyst pursuant to Section 7.1 shall continue as a perpetual, irrevocable, paid-up, royalty-free, nonexclusive license.

12.2Termination for Convenience.  Catalyst may terminate this Agreement at its convenience, with or without cause, upon [***] prior written notice to Mosaic.

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12.3Termination for Cause.  If either Party materially defaults in any of its obligations under this Agreement, the non-defaulting Party, at its option shall have the right to terminate this Agreement by written notice unless the defaulting Party remedies the default within [***] calendar days after receipt of written notice of such default.

12.4Effect of Termination.  Upon the effective date of any termination of this Agreement, Mosaic shall promptly cease performing any Research under this Agreement.  Upon any termination of this Agreement for any reason, Catalyst agrees to pay Mosaic compensation due for Research actually rendered and Mosaic External Costs incurred under the Research Plan, in accordance with Article 3.  If this Agreement is terminated for any reason other than by Mosaic for Catalyst’s material breach, or upon Mosaic’s sole option following termination by Mosaic for Catalyst’s material breach, then (a) the license granted by Mosaic to Catalyst under Section 7.1 shall survive such termination, (b) Catalyst’s obligations to pay Mosaic under Article 10 shall survive; provided that if Catalyst terminates this Agreement for Mosaic’s material breach, then Catalyst’s obligations to pay Mosaic under Article 10 shall survive at the rate applicable as of the date of termination [***].

12.5Survival.  Articles 1, 5, 6, 13, and 14 and Sections 8.1, 8.2, 8.3, 9.3, 12.4, 12.5 and 12.6 shall survive the expiration or termination of this Agreement.  Termination of this Agreement by either Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement.  Neither Party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

12.6Delivery of Materials.  Upon any termination of this Agreement or at any time upon Catalyst’s request, each Party shall promptly return to the other Party any and all of the other Party’s Proprietary Information, including, with respect to Catalyst, any Materials.  Upon any termination, Mosaic shall also promptly deliver all results of the Research Plan then in progress.

13.Limitation of Liability

To the extent permitted by applicable law: in no event shall either Party be liable to the other Party under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if such Party has been advised of the possibility of such damages; and (b) in no event shall either Party’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees paid and payable by Catalyst hereunder.

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14.General Provisions

14.1Independent Contractor Relationship.  Mosaic’s relationship with Catalyst shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the Parties.  Mosaic is not the agent of Catalyst and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of Catalyst, or otherwise bind Catalyst in any respect whatsoever.

14.2Governing Law; Venue.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a state or federal court in the State of Delaware, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

14.3Severability.  If the application of any provision of this Agreement to any particular facts or circumstances shall for any reason be held to be invalid, illegal or unenforceable by a court, arbitration panel or other tribunal of competent jurisdiction, then (a) the validity, legality and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, shall not in any way be affected or impaired thereby and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties. If, moreover, any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

14.4Assignment.  Neither Party shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, this Agreement and any of its rights or obligations of this Agreement, without the prior written consent of the other Party, except that this Agreement may be assigned by either Party (including an assignment by operation of law) without the prior written consent of the other Party in connection with a Change of Control of such Party, and may be assigned by Catalyst without the prior written consent of Mosaic to: (i) an Affiliate or (ii) to an acquirer of all or substantially all of the business or assets of Catalyst to which this Agreement relates. Except as provided herein, any purported assignment, transfer or delegation by a Party shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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14.5Notices.  Any notice, request, demand, or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth on the preamble to this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section 14.5).

14.6Legal Fees.  If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled [***].

14.7Equitable Relief.  Each Party recognizes that the covenants contained in Sections 6 and 8 hereof are reasonable and necessary to protect the legitimate interests of the other Party, that each Party would not have entered into this Agreement in the absence of such covenants, and that the other Party’s breach or threatened breach of such covenants may cause irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, each Party agrees that the other party shall be entitled, without the necessity of posting of any bond or security, to seek the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate.  This right shall be in addition to any other remedy available at law or in equity.

14.8Waiver.  The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

14.9Construction.  This Agreement has been negotiated by the Parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either Party.

14.10Captions and Section Headings.  The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

14.11Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

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14.12Entire Agreement; Amendment.  This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof and all past courses of dealing or industry custom, including the Original Agreement, which Original Agreement shall be deemed null and void and of no further force or effect whatsoever following the date hereof. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.

[Signature Page Follows]

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In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

	Catalyst Biosciences, Inc.		Mosaic Biosciences, Inc.

By:	/s/ Nassim Usman	By:	/s/ Marty Stanton

Name:	Nassim Usman, Ph.D.	Name:	Marty Stanton, Ph.D.

Title:	President and CEO	Title:	CEO

Date:	December 18, 2019	Date:	December 18, 2019

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